Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ORAGENICS, INC.

CERTIFICATE OF DESIGNATION AND RIGHTS OF

SERIES H CONVERTIBLE PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act

Oragenics, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify:

FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation, as amended, the Board of Directors adopted the following resolutions on June 30, 2025 pursuant to the Corporation’s Articles of Incorporation, as amended, and Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, authorizing a new series of the Corporation’s previously authorized Preferred Stock, no par value, designated as Series H Convertible Preferred Stock. Shareholder action was not required.

SECOND: The Series H Convertible Preferred Stock shall have the designation, number of shares, rights, qualifications, limitations and other terms and conditions as described herein.

THIRD: The Corporation is authorized to issue 50,000,000 shares of preferred stock, of which 7,488,692 shares of Series F Preferred have been designated, issued and outstanding.

FOURTH: The following resolutions were duly adopted by the Board of Directors of the Corporation:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation, as amended, provide for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, no par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,600,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

SERIES H CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Base Conversion Price” shall have the meaning set forth in Section 7(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d)(iv).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock filed by the Corporation.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series Convertible H Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $2.50, as adjusted pursuant to Section 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series H Convertible Preferred Stock in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 7(c).

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividend Share Amount Payment” shall have the meaning set forth in Section 3(b).

“FBCA” shall mean the Florida Business Corporation Act.

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise price, exchange price or Conversion Price of any such securities, (c) securities issued pursuant to (i) a merger, consolidation, acquisition, strategic alliance or similar business combination, (ii) any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution or (iii) any strategic transactions involving the Corporation and other entities, including joint ventures, manufacturing, marketing or distribution arrangements, (d) shares of Series H Convertible Stock issued upon the exercise of the Warrants and (e) securities issued in at the market offerings.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means any holder of Series H Convertible Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in that certain Placement Agent Agreement related to the Series H Convertible Preferred Stock, dated July 2, 2025, by and among the Corporation and Dawson James Securities, Inc., as representative of the several placement agents named therein.

“Make-Whole Amount” means, with respect to the applicable date of determination, an amount in cash equal to all of the dividends that, but for the applicable conversion prior the Mandatory Conversion Date, would have otherwise accrued pursuant to Section 3 with respect to the applicable shares of Series H Convertible Preferred Stock being so converted for the period commencing on the applicable Conversion Date and ending on the Mandatory Conversion Date.

“Make-Whole Payment” shall have the meaning set forth in Section 3(b).

“Mandatory Conversion Date” means the date that is the five (5) year anniversary of the Issuance Date, or if such day is not a Business Day, on the next succeeding Business Day.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series H Convertible Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series H Convertible Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(e).

“Stated Value” shall mean $25.00.

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Warrant” or “Warrants” means each of the Warrants to Purchase Series H Convertible Preferred Stock issued to the Holders of Series H Convertible Preferred Stock on the Issuance Date.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series H Convertible Preferred Stock (the “Series H Convertible Preferred Stock”) and the number of shares so designated shall be 1,600,000 (which shall not be subject to increase without the written consent of the Holders holding a majority of the then issued and outstanding Series H Convertible Preferred Stock). Each share of Series H Convertible Preferred Stock shall have no par value.

(b) The Corporation shall register shares of the Series H Convertible Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series H Convertible Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series H Convertible Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series H Convertible Preferred Stock in the Series H Convertible Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series H Convertible Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) Series H Preferred Stock Dividends. Holders shall be entitled to receive, and the Corporation shall pay, annual non-compounding dividends payable as provided in Section 3(b) below at the rate per share (as a percentage of the Stated Value per share of Series H Convertible Preferred Stock) of 9% per annum. Dividends on shares of Series H Convertible Preferred Stock shall accrue and be cumulative from the Issuance Date and shall accrue from day to day thereafter for so long as Series H Convertible Preferred Stock is outstanding; provided, however, that dividends on shares of Series H Convertible Preferred Stock issued pursuant to the exercise of a Warrants shall accrue and be cumulative from the date of the exercise of such Warrant. Dividends may be declared and paid on Series H Convertible Preferred Stock when and as determined by the Board of Directors of the Corporation

(b) Payment of Dividends in Kind; Make-Whole Payment. Dividends are payable on each Conversion Date (with respect only to Series H Convertible Preferred Stock being converted) and on each such other date as the Board of Directors of the Corporation may determine (each such date, a “Dividend Payment Date”), in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(b) (the amount to be paid in shares of Common Stock, the “Dividend Share Amount Payment”); provided, however, that upon the conversion of Series H Convertible Preferred Stock prior to the Mandatory Conversion Date, the Corporation shall also pay to the Holders of Series H Convertible Preferred Stocks so converted, an amount equal to the Make-Whole Amount, less the amount of all prior dividends made on such converted Series H Convertible Preferred Stock before the relevant Conversion Date (the “Make-Whole Payment”), payable in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. With respect to any Dividend Share Amount Payments and Make-Whole Payments paid in shares of Common Stock, the number of shares of Common Stock to be issued to a Holder pursuant to this Section 3(b) shall be an amount equal to the quotient of (i) the amount of the dividend payable to such Holder divided by (ii) the Conversion Price then in effect.

(c) Dividend Calculations. Dividends on the Series H Convertible Preferred Stock shall be calculated on the basis of a 365-day year, and shall accrue daily commencing on the Issuance Date (or on the date of the exercise of a Warrant, as the case may be), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Payment of dividends and Make-Whole Payments in shares of Common Stock shall otherwise occur pursuant to Section 6(d)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to any Series H Convertible Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares and Make-Whole Payment within the time period required by Sections 6(e)(i) and 3(b), respectively herein.

Section 4. Voting Rights. Except as set provided herein or as otherwise required by the FBCA, until the Conversion Date, the Series H Convertible Preferred Stock shall have no voting rights including without limitation with regard to the conversion of the Corporation’s outstanding Series F Preferred Stock.

Section 5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Holder shall be entitled to receive the amount of cash, securities or other property to which such Holder would be entitled to receive with respect to such shares of Series H Convertible Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(d)) subject to the preferential rights of holders of any class or series of Capital Stock of the Corporation specifically ranking by its terms senior to the Series H Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Section 6. Conversion.

(a) Automatic Conversion. On the Mandatory Conversion Date, all outstanding shares of Series H Convertible Preferred Stock and all accrued but unpaid dividends thereon through and including the Mandatory Conversion Date shall be automatically converted into shares of Common Stock at a price at the Conversion Price (as adjusted pursuant to Section 7 hereof). The outstanding shares of Series H Convertible Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series H Convertible Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series H Convertible Preferred Stock, the Holders of such shares shall surrender the certificates representing the Series H Convertible Preferred Stock at the office of the Corporation or any transfer agent for the Series H Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock issuable.

(b) Conversions at Option of Holder. Each share of Series H Convertible Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date through the Mandatory Conversion Date, at the option of the Holder thereof, into a number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) equal to the quotient of (i) the sum of the aggregate Stated Value of those shares being converted and, to the extent that the Corporation elects to pay dividends pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, all accrued but unpaid dividends thereon, divided by (ii) the Conversion Ratio. Holders shall effect conversions by providing the Corporation with the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(e)(ii) hereof, the Notice of Conversion must specify at least (i) a number of shares of Series H Convertible Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series H Convertible Preferred Stock then held by the Holder, (ii) the number of shares of Series H Convertible Preferred Stock owned prior to the conversion at issue and (iii) the number of shares of Series H Convertible Preferred Stock owned subsequent to the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile to, and received during regular business hours by, the Corporation; provided that the original certificate(s) representing such shares of Series H Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original shares of Series H Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(c) Conversion Ratio. The “Conversion Ratio” for each share of Series H Convertible Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

(d) Beneficial Ownership Limitation.

i. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series H Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of its Series H Convertible Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

ii. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series H Convertible Preferred Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series H Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

iii. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series H Convertible Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of its Series H Convertible Preferred Stock may be converted shall be in the sole discretion of the Holder and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series H Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series H Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series H Convertible Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.

iv. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion of Series H Convertible Preferred Stock held by the applicable Holder (to the extent permitted pursuant to this Section). The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series H Convertible Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series H Convertible Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Holder. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series H Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series H Convertible Preferred Stock (including shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3) or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series H Convertible Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series H Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation.

ii. Obligation Absolute. Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series H Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, in the event a Holder shall elect to convert any or all of its Series H Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one Person associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series H Convertible Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series H Convertible Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series H Convertible Preferred Stock and payment of dividends on the Series H Convertible Preferred Stock each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series H Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series H Convertible Preferred Stock and payment of dividends hereunder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock), or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series H Convertible Preferred Stock (including any dividends payable thereon). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series H Convertible Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or rounded to the nearest whole number (with one-half being rounded upward)..

v. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series H Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series H Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion.

(f) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series H Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series H Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series H Convertible Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series H Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of dividends on, this Series H Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Fundamental Transaction. If, at any time while this Series H Convertible Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series H Convertible Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series H Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series H Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(c) Subsequent Equity Sales. If, at any time while this Series H Convertible Preferred Stock is outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(c) in respect of an Exempt Issuance.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series H Convertible Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 1990 Main Street, Suite 750 Sarasota, Florida 34236, Attention:, Chief Executive Officer, facsimile number: (813) 286-7904, or such other facsimile number, email address or physical address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series H Convertible Preferred Stock Certificate. If a Holder’s Series H Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series H Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series H Convertible Preferred Stock granted hereunder may be waived as to all shares of Series H Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series H Convertible Preferred Stock then outstanding, unless a higher percentage is required by the FBCA, in which case the written consent of the holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series H Convertible Preferred Stock. If any shares of Series H Convertible Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series H Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 30th day of June, 2025.

ORAGENICS, INC.

By:	/s/ Janet Huffman
Name:	Janet Huffman
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES H CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series H Convertible Preferred Stock indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Oragenics, Inc., a Florida corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on June 30, 2025.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series H Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series H Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(d) of the Certificate of Designation, is __________________. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________

Number of shares of Series H Convertible Preferred Stock owned prior to Conversion: __________________

Number of shares of Series H Convertible Preferred Stock to be Converted: ___________________________

Number of shares of Common Stock to be Issued: ______________________________________

Address for delivery of physical certificates: __________________________________________

or for DWAC Delivery:

DWAC Instructions:

Broker no: _____________________________________________________________________
Account no: ____________________________________________________________________

[HOLDER]

By:
Name:

Title:
Date: